                                                                    EXHIBIT 99.3

RELTEC SUCCESSFULLY COMPLETES POSITRON FIBER SYSTEMS TENDER OFFER

CLEVELAND, OH -- September 21, 1998 -- RELTEC Corporation (NYSE: RLT) today announced that RELTEC Acquisition Inc., an indirectly wholly-owned subsidiary, has successfully completed its tender offer for the outstanding common shares of Positron Fiber Systems Corporation (PFS) (NASDAQ: PFSCF, ME/TSE: PFS) for US$13.625 per common share. The extended offer expired at 4:00 PM EST on Friday, September 18, 1998. Both companies entered into a definitive merger agreement on August 11, 1998.

RELTEC has acquired an aggregate 14,018,663 common shares of PFS, being over 99% of the outstanding common shares, through tenders into the offer as well as through permitted open market purchases. RELTEC intends to acquire any remaining shares not validly deposited pursuant to the offer by way of a compulsory acquisition in accordance with applicable Canadian law within 90 days.

RELTEC is a leader in the design, manufacture and sale of a broad range of telecommunications systems, products and services. Its Access Systems, Integrated Wireless Solutions and Network Components and Services are sold to wireline and wireless service providers and OEMs around the globe. RELTEC operates manufacturing plants in North America, Europe, Asia/Pacific and Latin America with over 5,900 employees worldwide. Additional information is available on the Company's website at WWW.RELTECCORP.COM.